EXHIBIT 10.4

DASAN Zhone Technologies, Inc.

September 9, 2016

James Norrod
DASAN Zhone Technologies, Inc.
7195 Oakport Street
Oakland, CA 94621

Dear Jim:

DASAN Zhone Solutions, Inc. (“DASAN Zhone”) values your contributions. You have been selected to receive a one-time cash bonus (the “Transaction Bonus”) as a result of the successful consummation of the transaction between DASAN Zhone, DASAN Networks, Inc. (“DASAN”), Dasan Network Solutions, Inc. (“DNS”) and Dragon Acquisition Corporation (“Merger Sub”), as described further below.

Pursuant to that certain Agreement and Plan of Merger, by and among DASAN Zhone, DASAN, DNS and Merger Sub, dated April 11, 2016 (the “Merger Agreement”), Zhone has acquired DNS from DASAN pursuant to a merger of Merger Sub with and into DNS, with DNS surviving as a wholly owned subsidiary of DASAN Zhone (the “Merger”).

This letter agreement summarizes your Transaction Bonus amount, the terms of payment of the Transaction Bonus and other key aspects of the Transaction Bonus.

1.    Transaction Bonus Amount and Terms of Payment

As a result of the consummation of the Merger, you are eligible to receive a Transaction Bonus in the amount of $1,000,000. This Transaction Bonus would be payable to you in a one lump-sum cash payment prior to March 15, 2017. Your eligibility for the Transaction Bonus is not subject to your continued employment through the date of payment.

2.    Relationship to Other Compensation

The Transaction Bonus described herein is independent of all other compensation. You will remain eligible for severance payments under any applicable severance agreement between you and DASAN Zhone.

3.    Tax and Other Deductions

The Transaction Bonus will be subject to all applicable federal, state and local tax withholding by DASAN Zhone.

4.    Employment at Will

This letter agreement does not affect your employment relationship with DASAN Zhone; that is, employment with DASAN Zhone remains at-will unless otherwise expressly agreed in a separate written contract between you and DASAN Zhone.

5.    Section 409A of the Internal Revenue Code

This letter agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent applicable, this letter agreement shall be interpreted in accordance with Section 409A of the Code and any Department of Treasury regulations and other interpretive guidance issued thereunder.

6.    Miscellaneous

This letter agreement shall be binding upon and inure to the benefit of the successors of DASAN Zhone. This letter agreement will not give any rights or remedies to any person other than the undersigned employee and DASAN Zhone and its successors. This letter agreement will be governed by the laws of the State of California, excluding any that mandate the use of another jurisdiction’s laws. This letter agreement may only be amended with the written consent of an executive officer of DASAN Zhone and you. You shall have no rights under this letter agreement other than as an unsecured general creditor of DASAN Zhone.

This letter agreement reflects the importance of your contributions and our desire to retain you as a key member of our team. Thank you for your dedication. We are confident that we can look to you to continue the important work that you are doing for the organization.

Sincerely,

/s/ MIN WOO NAM_________________
Min Woo Nam
Chairman of the Board

Employee Acknowledgement:

I acknowledge that I understand and agree to abide by the provisions set forth in the above stated letter agreement.

Employee Signature: /s/ JAMES NORROD

Print Name: James Norrod

Date: September 9, 2016______________